UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)          December 31, 2007

KMG Chemicals, Inc.

(Exact name of registrant as specified in its charter)

TEXAS	000-29278	75-2640529
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10611 Harwin Drive, Suite 402, Houston, Texas	77036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 713-600-3800

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 2, 2008, we issued a press release announcing the consummation of the acquisition of the high purity process chemicals (“HPPC”) business of Air Products and Chemicals, Inc. (“Air Products”) on December 31 2007.  In connection with the acquisition we entered into a transition services agreement and a custom manufacturing agreement with Air Products.  We also entered into an amended and restated credit agreement and note purchase agreement.  The new credit facilities replaced our existing credit facility with Wachovia Bank, National Association, and, with cash on hand, financed the acquisition of the HPPC business.  A copy of the press release is furnished as Exhibit 99.1 hereto.  Additional information respecting the transition services agreement, the custom manufacturing agreement, and the amended and restated credit agreement and note purchase agreement is included in Items 2.01 and 2.03 of this Form 8-K.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The purchase of the HPPC business from Air Products was consummated on December 31, 2007.  The purchased HPPC business includes chemical manufacturing equipment and facilities in Pueblo, Colorado and near Milan, Italy for a total purchase price of $70.3 million. The purchase price includes estimated accounts receivable, inventory and accrued liabilities of $23.2 million.  The HPPC business sells high purity wet process chemicals to the semiconductor industry.  High purity process chemicals are used to clean and etch silicon wafers in the production of semiconductors.  We will operate the acquired business in the United States and in Europe through two newly formed subsidiaries, KMG Electronic Chemicals, Inc. and KMG Italia, S.r.l.

In connection with the acquisition, we entered into a transition services agreement with Air Products by which they will provide certain services to us to assist in the transition of the HPPC business.  Services to be provided under that agreement include customer service support, procurement services, financial accounting services, supply chain services, warehousing and distribution services, and manufacturing support services.  Additionally, Air Products will provide distribution on an interim basis in certain countries in Europe.  The transition services agreement has a term of up to 12 months.  A copy of the transition services agreement is attached as Exhibit 10.37.  We also entered into a custom manufacturing agreement with Air Products under which they will continue to manufacture certain products at their Dallas, TX facility for the HPPC business as is currently done.  The custom manufacturing agreement has a term of three years, and a copy of it is attached as Exhibit 10.38.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet
Arrangement of a Registrant

To finance the acquisition of the HPPC business, we entered into an amended and restated credit agreement and a note purchase agreement.  The new credit agreement replaced our existing credit agreement with Wachovia Bank, National Association.  The new credit facility included a revolving loan facility of $35.0 million and a term loan facility of $35.0 million.  The amended and restated facility was entered into with Wachovia Bank, National Association, Bank of America, N.A., The Prudential Insurance Company of America, and Pruco Life Insurance Company.  A copy of the amended and restated credit facility is attached as Exhibit 10.39.  Advances under revolving loan and the term loan mature December 31, 2012.  They each bear interest at varying rate of LIBOR plus a margin based on our funded debt to EBITDA.

Ratio of Funded Debt to EBITDA	Margin

Equal to or greater than 3.0 to 1.0	2.75%
Equal to or greater than 2.5 to 1.0, but less than 3.0 to 1.0	2.50%
Equal to or greater than 2.0 to 1.0, but less than 2.5 to 1.0	2.25%
Equal to or greater than 1.5 to 1.0, but less than 2.0 to 1.0	2.00%
Less than 1.5 to 1.0	1.75%

Currently advances bear interest at LIBOR plus 2.25%.  After the consummation of the HPPC business acquisition at December 31, 2007, $9.0 million was outstanding on the revolving loan facility and $35.0 million was outstanding on the term loan facility.  The new facility refinanced $7.6 million of indebtedness outstanding under our existing term loan facility with Wachovia Bank.  For the first 24 months of the term facility, principal payments will be $458,333 per month and will then become $666,667 per month for the balance of the term prior to maturity.

We also entered into a $20.0 note purchase agreement with the Prudential Insurance Company of America.  Advances under the note purchase agreement mature December 31, 2014, and bear interest at 7.43% per annum.  Principal is payable at maturity.  At December 31, 2007, $20.0 million was outstanding under the note purchase agreement.  A copy of the note purchase agreement is attached as Exhibit 10.40.

Loans under the amended and restated credit facility and the note purchase agreement are secured by our assets, including inventory, accounts, equipment, and general intangibles, and real property.  The amended and restated facility and the note purchase agreement have restrictive covenants including the maintenance of a fixed charge coverage ratio of 1.25 to 1 through July 31, 2008 and 1.5 to 1.0 thereafter, and a ratio of funded debt to EBITDA of 3.5 through October 31, 2008 and 3.0 thereafter.  We are also obligated to maintain a debt to capitalization ratio of not more than 60% through April 30, 2009, 50% from then until April 30, 2010, and 45% thereafter.  On December 31 we were in compliance with all our debt covenants.

Item 9.01               Financial Statements and Exhibits

(d)           Exhibits.

10.37                     Transition Services Agreement with Air Products and Chemicals, Inc. dated December 31, 2007

10.38                     Custom Manufacture Agreement with Air Products and Chemicals, Inc. dated December 31, 2007

10.39                     Amended and Restated Credit Agreement with Wachovia Bank, National Association dated December 31, 2007

10.40                     Note Purchase Agreement with The Prudential Insurance Company of America dated December31, 2007

99.1                           Press Release, dated January 2, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ John V. Sobchak	Date: January 7, 2008
John V. Sobchak,
Chief Financial Officer